Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13D and any further amendments thereto needs to be filed with respect to the beneficial ownership by each of the undersigned of the Ordinary Shares of Ruhnn Holding Limited, a Cayman Islands company, and further agree that this Joint Filing Agreement be included as an exhibit to the Schedule 13D, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning any other person making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Agreement as to Joint Filing may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Date: November 30, 2020

Min Feng	By: /s/ Min Feng
Name: Min Feng

Ruhnn1106 Investment Limited	By: /s/ Min Feng
Name: Min Feng Title: Director

Lei Sun	By: /s/ Lei Sun
Name: Lei Sun

LEIYU Investment Limited	By: /s/ Lei Sun
Name: Lei Sun Title: Director

Chao Shen	By: /s/ Chao Shen
Name: Chao Shen

YangMing Investment Limited	By: /s/ Chao Shen
Name: Chao Shen Title: Director